Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND NINE MONTH EARNINGS

Aiken, South Carolina (October 23, 2017) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter and nine month periods ended September 30, 2017. Net income available to common shareholders increased $233,000 or 14.0% to $1.9 million or $0.65 per common share (basic) for the quarter ended September 30, 2017, compared to $1.7 million or $0.57 per common share (basic) for the same period in 2016. For the nine months ended September 30, 2017, net income available to common shareholders increased $276,000 or 5.8% to $5.0 million or $1.70 per common share (basic), compared to $4.7 million or $1.61 per common share (basic) for the same period in 2016. The increase in net income available to common shareholders for the three and nine month periods was primarily the result of increases in net interest income and non-interest income combined with the absence of preferred stock dividends. These items were partially offset by increases in the provision for loan losses and non-interest expense during the three and nine month periods ended September 30, 2017.

Net interest income increased $307,000 or 4.8% to $6.7 million for the quarter ended September 30, 2017, compared to $6.3 million for the quarter ended September 30, 2016. The average yield earned on assets increased to 3.98% for the third quarter in 2017 compared to 3.89% for the same quarter last year. Consistent with this increase, interest income increased $599,000 or 8.4% to $7.8 million for the quarter ended September 30, 2017 compared to $7.2 million for the same quarter in 2016. Total interest expense increased $292,000 or 36.3% to $1.1 million for the quarter ended September 30, 2017 compared to $805,000 for the quarter ended September 30, 2016.

For the nine months ended September 30, 2017, net interest income increased $376,000 or 2.0% to $19.1 million compared to $18.7 million during the nine months ended September 30, 2016. Total interest income increased $856,000 or 4.0% to $22.2 million for the nine months ended September 30, 2017 compared to $21.3 million for the same period in 2016. Total interest expense increased $480,000 or 18.5% to $3.1 million for the nine months ended September 30, 2017 compared to $2.6 million for the nine months ended September 30, 2016.

The provision for loan losses was $100,000 for the three and nine months ended September 30, 2017 compared to no provision for the same three and nine month period in 2016. The Company had net charge-offs of $287,000 for the nine months ended September 30, 2017 compared to net charge-offs of $164,000 for the nine months ended September 30, 2016. Non-performing assets were $9.4 million at September 30, 2017 compared to $8.2 million at December 31, 2016 and $9.1 million at September 30, 2016. The allowance as a percentage of gross loans was 2.14% at September 30, 2017.

Non-interest income increased $581,000 or 32.6% to $2.4 million for the quarter ended September 30, 2017 from $1.8 million for the same period in 2016. The increase was primarily the result of an increase in bank owned life insurance income. During the quarter ended September 30, 2017, the Bank recognized $654,000 in death benefits in addition to $374,000 in income related to an increase in the cash surrender value of the policies.

For the nine months ended September 30, 2017, non-interest income increased $719,000 or 14.2% to $5.8 million primarily due to increases in bank owned life insurance income and gain on sale of loans, which were partially offset by a $265,000 decrease in grant income. The Company received a Bank Enterprise Award ("BEA") grant from the United States Department of the Treasury ("US Treasury") in

2016 in recognition of its continued commitment to community development in economically distressed areas. Our commitment to these areas has continued in 2017 and we anticipate receiving another comparable BEA grant later this year.

Non-interest expense increased $875,000 or 15.4% to $6.6 million for the quarter ended September 30, 2017 compared to $5.7 million for the same quarter in 2016. The increase was primarily due to an increase in salaries and employee benefits expense, which was partially offset by a decrease in prepayment penalties on Federal Home Loan Bank ("FHLB") advances. The Bank prepaid $5.0 million in FHLB advances and incurred $261,000 in prepayment penalties during the three months ended September 30, 2016 compared to no prepayment penalties during the same period in 2017.

For the nine months ended September 30, 2017, non-interest expense increased $1.3 million or 7.9% to $18.3 million compared to $16.9 million for the same period in 2016. The largest increases were in salaries and employee benefits expense and net cost on the operation of other real estate owned during the nine months ended September 30, 2017. The increases in non-interest expense were partially offset by a decrease in prepayment penalties on FHLB advances. The Bank prepaid $17.9 million in higher rate FHLB advances and incurred $789,000 in prepayment penalties during the nine months ended September 30, 2016 compared to no prepayment penalties during the same period in 2017.

Total assets increased $48.5 million or 6.0% to $861.1 million at September 30, 2017 from $812.7 million at December 31, 2016. Net loans receivable increased $16.0 million or 4.4% to $375.7 million at September 30, 2017 from $359.7 million at December 31, 2016. Investment and mortgage-backed securities increased $26.3 million or 6.8% to $414.0 million at September 30, 2017 from $387.6 million at December 31, 2016. Total deposits increased $47.5 million or 7.3% to $701.6 million at September 30, 2017 compared to $654.1 million at December 31, 2016. Total borrowings decreased $7.7 million or 9.4% to $74.3 million at September 30, 2017 from $82.0 million at December 31, 2016.

Security Federal Bank has 15 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total interest income	$ 7,752	$ 7,153	$ 22,167	$ 21,311

Total interest expense	1,097	805	3,072	2,592

Net interest income	6,655	6,348	19,095	18,719

Provision for loan losses	100	-	100	-

Net interest income after provision for loan losses	6,555	6,348	18,995	18,719

Non-interest income	2,362	1,781	5,792	5,073

Non-interest expense	6,569	5,694	18,265	16,923

Income before income taxes	2,348	2,435	6,522	6,869

Provision for income taxes	445	655	1,513	1,806

Net income	$ 1,903	$ 1,780	$ 5,009	$ 5,063

Preferred stock dividends	-	110	-	330

Net income available to common shareholders	$ 1,903	$ 1,670	$ 5,009	$ 4,733

Earnings per common share (basic)	$ 0.65	$ 0.57	$ 1.70	$ 1.61

Earnings per common share (diluted)	$ 0.61	$ 0.54	$ 1.61	$ 1.53

	BALANCE SHEET HIGHLIGHTS

	September 30, 2017	December 31, 2016%

Total assets	$861,149	$812,682	6.0%

Cash and cash equivalents	15,159	9,375	61.7%

Total loans receivable, net	375,711	359,723	4.4%

Investment & mortgage-backed securities	413,981	387,643	6.8%

Deposits	701,613	654,103	7.3%

Borrowings	74,275	81,972	-9.4%

Shareholders' equity	77,912	71,112	9.6%

Book value per share	$26.45	$24.14	9.6%

Non performing assets	9,428	8,236	14.5%

Non performing assets to total assets	1.09%	1.01%	8.0%

Allowance as a percentage of gross loans,
held for investment	2.14%	2.30%	-7.2%